CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S1 of our report dated November 14, 2018 with respect to the audited consolidated financial statements of John Keeler & Co., Inc. for the years ended December 31, 2017 and 2016.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

January 14, 2019